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                                                                    Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated balance sheet and statement of operations give effect to the acquisition of LineSoft Corporation (LineSoft), which was completed on March 12, 2002. The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. The estimated fair values contained herein are preliminary in nature, and are likely to change as the allocation will be partially based on an assessment of fair value of intangible assets acquired performed by an independent appraiser. Such preliminary estimates of fair values of the assets and liabilities of LineSoft have been consolidated with the recorded values of the assets and liabilities of Itron, Inc. and subsidiaries (Itron) in the unaudited pro forma condensed consolidated financial information. SFAS No. 142, Goodwill and Other Intangible Assets, provides that goodwill resulting from a business combination completed subsequent to June 30, 2001 will not be amortized but instead is required to be tested for impairment at least annually.

The unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the acquisition of LineSoft as if it had occurred on December 31, 2001. The unaudited pro forma condensed consolidated statement of operations reflects the condensed consolidated results of operations of Itron and LineSoft for the year ended December 31, 2001 as if the acquisition had occurred on January 1, 2001.

The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Itron and LineSoft been a consolidated company during the specified periods. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the historical financial statements and notes thereto of Itron and LineSoft.

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                                   ITRON, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                          Historical     Historical        Pro Forma            Pro Forma
                                                             Itron        LineSoft        Adjustments            Combined
                                                          ----------     ----------       -----------           ---------
ASSETS
Current assets
   Cash, cash equivalents and short-term investments      $   42,781     $      113       $   (21,000) (1)      $  21,894
   Accounts receivable, net                                   52,345          4,664               600  (2)         57,609
   Inventories, net                                           16,281              -                 -              16,281
   Other current assets                                        5,326            630               (16) (3a)         5,940
                                                          ----------     ----------       -----------           ---------
     Total current assets                                    116,733          5,407           (20,416)            101,724

   Property, plant and equipment, net                         25,918          2,076              (510) (3b)        27,484
   Equipment used in outsourcing, net                         12,918              -                 -              12,918
   Intangible assets, net                                      4,419              -             7,708  (3c)        12,127
   Goodwill, net                                               6,616              -            23,531  (3d)        30,147
   Other long-term assets                                     36,087          2,440             5,472  (3e)        43,999
                                                          ----------     ----------       -----------           ---------
     Total assets                                         $  202,691     $    9,923       $    15,785           $ 228,399
                                                          ==========     ==========       ===========           =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Line of credit                                         $        -     $      902       $         -           $     902
   Accounts payable and accrued expenses                      24,689            946             1,455  (4)         27,090
   Wages and benefits payable                                 11,611          1,165                 -              12,776
   Other current liabilities                                  13,787          3,129                 -              16,916
                                                          ----------     ----------       -----------           ---------
     Total current liabilities                                50,087          6,142             1,455              57,684

   Long term debt                                             64,255              -                 -              64,255
   Other long-term liabilities                                12,297            573             3,137  (3f)        16,007
                                                          ----------     ----------       -----------           ---------
     Total liabilities                                       126,639          6,715             4,592             137,946

Shareholders' equity                                          76,052          3,208            21,801  (5)         90,453
                                                                                               (3,208) (6)
                                                                                               (7,400) (3g)
                                                          ----------     ----------       -----------           ---------
     Total liabilities and shareholders' equity           $  202,691     $    9,923       $    15,785           $ 228,399
                                                          ==========     ==========       ===========           =========

             See accompanying notes to unaudited pro forma condensed
                      consolidated financial information.

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                                   ITRON, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                     (in thousands, except per share data)

                                                    Historical   Historical     Pro Forma          Pro Forma
                                                      Itron       LineSoft     Adjustments          Combined
                                                    ----------   ----------    -----------         ---------
Net revenues                                        $  225,555   $   14,259    $         -         $ 239,814
Cost of revenues                                       127,696       12,186             (4) (7)      139,878
                                                    ----------   ----------    -----------         ---------
   Gross profit                                         97,859        2,073              4            99,936

Operating expenses:
   Sales and marketing                                  26,523        4,097                           30,620
   Product development                                  30,000        2,971                           32,971
   General and administrative                           15,209        3,430            (68) (7)       18,571
   Amortization of intangibles                           1,486            -          3,211  (8)        4,697
   Other                                                (1,219)           -                           (1,219)
                                                    ----------   ----------    -----------         ---------
     Total operating expenses                           71,999       10,498          3,143            85,640

   Operating income (loss)                              25,860       (8,425)        (3,139)           14,296
                                                    ----------   ----------    -----------         ---------

Other income/(expense), net                             (4,494)           7            198  (9)       (4,289)
                                                    ----------   ----------    -----------         ---------
Income (loss) before income taxes                       21,366       (8,418)        (2,941)           10,007
Income tax provision                                    (7,916)                      4,203  (10)      (3,713)
                                                    ----------   ----------    -----------         ---------
   Net income (loss)                                $   13,450   $   (8,418)   $     1,262         $   6,294
                                                    ==========   ==========    ===========         =========

Basic net income per common share                   $      .86                                     $     .38

Diluted net income per common share                 $      .75                                     $     .35

Weighted average shares used to compute net
   income per common share
     Basic                                              15,639                         849  (11)      16,488
     Diluted                                            18,834                        (702) (11)      18,132

             See accompanying notes to unaudited pro forma condensed
                      consolidated financial information.

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    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

NOTE 1:  PURCHASE PRICE

The purchase consideration of the merger was paid by the issuance of 848,870 shares of Itron common stock and $21.0 million in cash, subject to a working capital adjustment as stipulated in the acquisition agreement. In connection with the closing, Itron and LineSoft agreed that the initial net working capital adjustment would be $600,000 and would result in a reduction in the purchase price of $600,000. The fair market value of the Itron common shares used in determining the number of shares to be issued was $24.7385 per share, which reflects the average closing price of the Itron common stock on the twenty trading days prior to the fifth trading day prior to March 12, 2002, the closing date as stipulated in the acquisition agreement. However, for accounting purposes, the value ascribed to the shares issued was $25.68 per share (aggregating approximately $21,801,000), which reflects the average of the closing prices of Itron common stock on March 4, 2002, the date on which the number of shares was first determinable, and on the three trading days before and after that date.

The unaudited condensed consolidated financial information reflects a preliminary allocation of the purchase price and represents Itron's expectations of the significant liabilities and tangible and intangible assets that will be recognized in connection with the merger. The significant items which could change are intangible assets and goodwill as these are dependent, in part, on a report by an independent appraiser that has not yet been finalized.

The preliminary purchase consideration is summarized as follows (in thousands):

          Cash paid                                        $   21,000
          Value of Itron common stock issued                   21,801
          Initial net working capital adjustment                 (600)
          Estimated transaction costs                           1,455
                                                           ----------
               Total                                       $   43,656
                                                           ==========

For pro-forma purposes only, and assuming the transaction was consummated on December 31, 2001 and not on the actual closing date of March 12, 2002, the preliminary allocation of the purchase price would be as follows (in thousands):

          Net current assets and liabilities                $    (751)
          Property, plant and equipment                         1,566
          Other long-term assets                                7,912
          Intangible assets                                    15,108
          Goodwill                                             23,531
          Other long-term liabilities                          (3,710)
                                                            ---------
          Net assets acquired                               $  43,656
                                                            =========


The excess of the purchase price over the fair value of net assets acquired has been classified as goodwill.

Preliminary intangible assets are comprised of the following (in thousands):

                                                                             Weighted Average
                                                                          Useful Life (in months)
                                                                          -----------------------
          In-process research and development               $   7,400                NA
          Customer contracts                                    1,247              28.5
          Core developed technology                             5,917              21.1
          Customer backlog                                        247               9.0
          Trademarks and trade names                              216              17.3
          Internally developed software                            81              21.9
                                                            ---------
                                                            $  15,108
                                                            =========

Except for trademarks and trade names, the preliminary values assigned were determined using the income approach by an independent appraiser. Under the income approach, the fair value reflects the present value of the projected cash flows that

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are expected to be generated by the products. The preliminary value assigned to trademarks and trade names was determined using the relief from royalty approach which is based on the assumption that in lieu of ownership a firm would be willing to pay a royalty in order to exploit the related benefits of the asset.

In-process research and development was written off to expense immediately after closing on March 12, 2002 (See Note 3). Other intangible assets will be amortized over their estimated useful lives of one to five years, with the majority fully amortized within three years. The total weighted average expected life of other intangible assets is approximately 22 months.

The pro forma condensed consolidated financial information is intended for information purposes, and does not purport to represent what the combined companies' results of operations or financial position would actually have been had the transaction in fact occurred at an earlier date, or project the results for any future date or period.

NOTE 2 - PRO FORMA ADJUSTMENTS

The following adjustments are reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations to reflect the estimated impact of the merger on the historical combined results of Itron and LineSoft:

     1.   To record the purchase price cash payment.

     2.   To record the initial net working capital adjustment.

     3. These pro forma adjustments reflect the allocation to the assets and liabilities of LineSoft of the difference between the fair value of LineSoft and the book value of LineSoft (the excess purchase price) as follows (in thousands).

          Purchase price                                              $  43,656
          Book value of LineSoft                                          3,208
                                                                      ---------
               Excess purchase price                                  $  40,448
                                                                      =========

          The excess purchase price has been allocated as follows
          (in thousands):

          a.   Prepaid expenses                                       $    (314)
               Deferred tax asset - current                                 298
                                                                      ---------
               Total other current assets                                   (16)

          b.   Property, plant and equipment *                             (510)

          c.   Intangible assets                                          7,627
               Internally developed software                                 81
                                                                      ---------
               Total intangible assets, net                               7,708

          d.   Goodwill                                                  23,531
          e.   Deferred tax asset - long-term                             5,472
          f.   Deferred taxes - long-term                                (3,137)
          g.   In-process research and development                        7,400

                                                                      ---------
               Excess purchase price                                  $  40,448
                                                                      =========

          * The decrease in property, plant and equipment is primarily related to the un-amortized portion of LineSoft financial reporting software that will not be used in the future.

     4.   To record estimated transaction costs.

     5. To record the value of the Itron common shares issued as part of the purchase price at $25.68 per share as discussed in Note 1.

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     6.   To eliminate the shareholders' equity of LineSoft.

     7. To record the reduction in depreciation expense resulting from the preliminary adjustment to record LineSoft property, plant and equipment at estimated fair values using a weighted average life of three years.

     8. To adjust amortization of amortizable intangible assets acquired based on estimated fair market value using estimated lives of one to five years, with the majority fully amortized within three years.

     9. To eliminate interest expense for the LineSoft line of credit that was paid in full at closing.

     10. To record the tax provision impact of LineSoft and related pro forma adjustments at the 2001 Itron tax rate of 37%.

     11. To adjust shares for the issuance of 848,870 shares of stock for the purchase of LineSoft and for the change in the dilutive effect of convertible debt shares of 1,551,000.

NOTE 3 - IN-PROCESS RESEARCH AND DEVELOPMENT

As of December 31, 2001, LineSoft was in the process of developing new software products that had not yet reached technological feasibility. These projects have been classified as in-process research and development. The fair value is estimated to be $7.4 million with estimated cost to complete of $3.1 million, substantially all of which will be completed in 2002.

The material risks associated with the successful completion of the in-process technology are associated with Itron's ability to successfully finish the development of the software. Itron expects to benefit from the in-process projects as the individual products that contain the in-process technology are marketed and sold to end-users. The release dates for each of the in-process products are varied. The fair value of the in-process research and development was determined using the income approach. Under the income approach, the fair value reflects the present value of the projected cash flows that are expected to be generated by the products incorporating the in-process research and development, if successful.

The projected cash flows were discounted to approximate fair value. The discount rate applicable to the cash flows of each project reflects the stage of completion and other risks inherent in each project. The discount rate used in the valuation of in-process research and development was 30 percent.

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